                                                                                            Exhibit 99.1

CONTACT:
John C. Wobensmith
Chief Financial Officer
Genco Shipping & Trading Limited
(646) 443-8555

GENCO SHIPPING & TRADING LIMITED ANNOUNCES
FOURTH QUARTER 2006 FINANCIAL RESULTS

Declares Increased Dividend of $0.66 per Share Dividend for Q4 2006;
Increases 2007 Dividend Target Rate

Company Reschedules Fourth Quarter and Full Year 2006 Conference Call and
Webcast to Friday, February 9, 2007 at 10:30 a.m. ET

New York, New York, February 8, 2007 - Genco Shipping & Trading Limited (NASDAQ:GSTL) today reported its financial results for the three months and twelve months ended December 31, 2006.

The following financial review discusses the results for the three and twelve months ended December 31, 2006 and December 31, 2005.

Fourth quarter 2006 Highlights

•	Declared an increased dividend of $0.66 per share, based on Q4 2006 results, payable on or about March 9, 2007 to all shareholders of record as of February 23, 2007;

•	Recorded net income of $16.4 million, or $0.65 basic and diluted earnings per share, excluding the unrealized non-cash gain from our forward interest rate swap agreements;

•	Recorded net income of $16.5 million, or $0.65 basic and diluted earnings per share, including the unrealized non-cash gain from our forward interest rate swap agreements;

•	Paid a $0.60 per share dividend on November 30, 2006 based on Q3 2006 results;

•	Agreed on January 22, 2007 to sell the Genco Glory for $13.15 million; and

•	Reached agreements on the following time charters.

Vessel	Charterer	Charter Duration	Time Charter Rate (1)

Genco Carrier	Pacific Basin Chartering Ltd.	11 to 13 Months	$24,000
Genco Wisdom	HMMC	11 to 13 Months	24,000
Genco Trader	Baumarine AS	10 to 12 Months	25,750
Genco Leader	AS Klaveness	23 to 25 Months	25,650
Genco Acheron	STX Panocean	11 to 13 Months	30,000
Genco Marine	NYK Europe	11 to 13 Months	24,000

(1) Time charter rates presented are the gross daily charterhire rates before the payments of brokerage commissions ranging from 1.25% to 5% to third parties, except as indicated for the Genco Trader and the Genco Leader in note 3 to the table appearing below under the heading “Genco Shipping & Trading Limited Fleet”. In a time charter, the charterer is responsible for voyage expenses such as bunkers, port expenses, agents’ fees and canal dues.

Financial Review: 2006 Fourth quarter

The Company recorded net income of $16.5 million or $0.65 basic and diluted earnings per share for the three months ended December 31, 2006. Comparatively, for the three months ended December 31, 2005 net income was $15.1 million or $0.60 basic and diluted earnings per share. Included in net income for the fourth quarter of 2006 is a $0.1 million non-cash gain from financial derivatives, related to our two forward interest rate swap instruments as described below under “Forward Interest Rate Swap Agreements.” Excluding the unrealized non-cash gain on financial derivatives, net income for the fourth quarter of 2006 was $16.4 million, or $0.65 basic and diluted earnings per share. EBITDA was $26.7 million for the three months ended December 31, 2006 versus $24.1 million for the three months ended December 31, 2005.

Robert Gerald Buchanan, President, commented, “2006 was an exceptional year for Genco, as the Company enhanced its position in the industry and provided significant value to shareholders. Our strong results for the fourth quarter and full year are directly related to our success at further consolidating the drybulk industry and signing a large portion of our fleet on time charters at attractive rates. Building on the success we had in 2006 securing vessels on time charter, we have continued to capitalize on the favorable drybulk rate environment. Going forward, we will continue to focus on meeting this important objective, while seeking to continue to provide leading multi-national charterers with service that meets the highest operational standards.”

Genco Shipping & Trading Limited recorded revenues of $35.7 million for the three months ended December 31, 2006 versus $33.4 for the three months ended December 31, 2005, an increase of 6.9% primarily due to the operation of a larger fleet.

The average daily time charter equivalent, or TCE, rates obtained by the Company’s fleet decreased slightly to $20,435 per day for the three months ended December 31, 2006 compared to $20,725 for the three months ended December 31, 2005. The decrease was due mostly to higher charter rates achieved in the fourth quarter of 2005 versus the fourth quarter of 2006 for the five Handysize vessels on charter with Lauritzen Bulkers A/S, which commenced their extended time charter contracts at $13,500 per vessel per day during the third quarter of 2006. The decrease in TCE rates was countered by higher charter rates achieved in the fourth quarter of 2006 versus the same period last year for the Genco Leader and Genco Trader, the two vessels which until recently operated in the Baumarine pool, which were subject to fluctuations of the spot market.

Total operating expenses increased to $17.2 million for the three months ended December 31, 2006 from $16.5 million for the three-month period ended December 31, 2005. Vessel operating expenses were $5.9 million for both comparative periods. General and administrative expenses decreased slightly to $2.1 million from $2.5 million during the comparative periods. Management fees were $0.4 million for the three months ended December 31, 2006 and $0.3 million for the three months ended December 31, 2005, respectively, and relate to fees paid to our independent technical managers.

Daily vessel operating expenses decreased to $3,415 per vessel per day during the fourth quarter of 2006 from $3,794 for the same quarter last year. We believe daily vessel operating expenses are best measured for comparative purposes over a 12-month period in order to take into account all of the expenses that each vessel in our fleet will incur over a full year of operation. For the years ended December 31, 2006 and 2005, the average daily vessel operating expenses for our fleet were $3,285 and $2,805 per day, respectively. As 2005 was our initial period of operations for the majority of our fleet, we believe the year ended December 31, 2006 is more reflective of our daily vessel operating expenses compared to the corresponding period in 2005. Based on management’s estimates and budgets provided by our technical managers, we expect our vessels to have daily vessel operating expenses during 2007 on a weighted basis of $3,682.

Financial Review: Twelve months 2006

Net income was $63.5 million or $2.51 basic and diluted earnings per share, for the twelve months ended December 31, 2006 compared to $54.5 million, or $2.91 basic and diluted earnings per share for the twelve months ended December 31, 2005. Adjusted net income was $63.5 million for the twelve months ended December 31, 2006 and $58.6 million for the twelve months ended December 31, 2005. The adjustment to net income and earnings per share excludes the non-cash deferred financing charge of $4.1 million during the third quarter of 2005 and was a result of the retirement of our original credit facility. Revenues increased 13.9% to $133.2 million for the twelve months ended December 31, 2006 compared to $116.9 million for the twelve months ended December 31, 2005. Revenues in both periods consisted of charter payments for our vessels. The increase in revenues was due primarily to the operation of a larger fleet. EBITDA was $100.8 million for the twelve months ended December 31, 2006 versus $91.7 million for the twelve months ended December 31, 2005. TCE rates obtained by the Company decreased 2.1% to $20,455 per day for the twelve months ended December 31, 2006 from $20,903 for the same period in 2005 mostly due to lower charter rates achieved on the five handysize vessels on time charter to Lauritzen. The five vessels were renewed under a time charter with Lauritzen in the third quarter of 2006 at a lower charter rate than the previous time charter.  Furthermore, lower charter rates were realized on the Genco Leader, which was subject to lower overall spot market in 2006 versus 2005. Total operating expenses were $62.9 million for the twelve months ended December 31, 2006 compared to $48.2 million for the twelve months ended December 31, 2005, and daily vessel operating expenses per vessel were $3,285 versus $2,805 for the comparative periods. The average daily vessel operating expenses for our fleet was $3,285 per day for the year ended December 31, 2006, as compared to our budgeted amount of $3,184.

Liquidity and Capital Resources

Cash Flow

Net cash provided by operating activities for the year ended December 31, 2006 increased 2.0% to $90.1 million from $88.2 million. The increase primarily was due to higher net income and depreciation and amortization in the year ended December 31, 2006 due to the operation of a larger fleet. Net cash provided by operating activities for year ended December 31, 2006 was primarily a result of recorded net income of $63.5 million, and depreciation and amortization charges of $27.0 million. For the year ended December 31, 2005, net cash provided by operating activities was primarily a result of recorded net income of $54.5 million, and depreciation and amortization charges of $22.3 million, and amortization of deferred financing costs of $4.6 million in 2005.

The majority of our fleet was acquired in 2005 and as a result net cash used in investing activities declined to $82.8 million for the year ended December 31, 2006 from $268.1 million for the year ended December 31, 2005. For the year ended December 31, 2006 the cash used in investing activities related primarily to the purchase of three additional vessels for $81.6 million. For the year ended December 31, 2005, the cash used in investing activities relating to the acquisition of ten vessels was $267.0 million.

Net cash provided by financing activities for the years ended December 31, 2006 and 2005 was $19.4 million and $219.3 million, respectively. For the year ended December 31, 2006, net cash provided by financing activities consisted mostly of the payment of cash dividends of $61.0 million offset by $81.3 million of proceeds from our New Credit Facility used to acquire three vessels. For the year ended December 31, 2005, the primary sources of net cash provided by financing activities were net proceeds from our initial public equity offering of $230.3 million and $130.7 million in net borrowings under our New Credit Facility. In addition, we retired the $357.0 million outstanding under our Original Credit Facility and paid cash dividends of $15.2 million.

Capital Expenditures

We make capital expenditures from time to time in connection with vessel acquisitions. Our fleet consists of seven Panamax drybulk carriers, seven Handymax drybulk carriers and five Handysize drybulk carriers excluding the Genco Glory due to its pending sale.

In addition to acquisitions that we may undertake in future periods, we will incur additional capital expenditures due to special surveys and drydockings for our fleet. We estimate our drydocking costs for our fleet through 2008 to be:
	Q1 2007	2007	2008
Estimated Costs (1)	$0.7 million	$3.6 million	$3.0 million
Estimated Offhire Days (2)	40	200	120

(1) Estimates are based on our budgeted cost of drydocking our vessels in China. Actual costs will vary based on various factors, including where the drydockings are actually performed. We expect to fund these costs with cash from operations.
(2) Assumes 20 days per drydocking per vessel. Actual length will vary based on the condition of the vessel, yard schedules and other factors.

The Genco Trader and the Genco Marine completed their drydocking during the first half of 2006 at a combined cost of $1.0 million. The Genco Marine exceeded the budget due to the vessel drydocking in Portugal versus China. During third quarter, the Genco Muse completed drydocking at a cost of $0.9 million, exceeding its initial budget due to the vessel drydocking in the United States due to positioning rather than in China. During the fourth quarter 2006, the Company completed the drydocking of the Genco Carrier and Genco Glory at a combined cost of $1.3 million.

We estimate that ten vessels will be drydocked in 2007, of which two will be drydocked during the first quarter of 2007. An additional six vessels are estimated to be drydocked in 2008.

Summary Consolidated Financial and Other Data

The following table summarizes Genco Shipping & Trading Limited’s selected consolidated financial and other data for the periods indicated below.

	Three Months Ended		Twelve Months Ended
	December 31, 2006	December 31, 2005	December 31, 2006	December 31, 2005
	(Dollars in thousands, except share and per share data) (unaudited)		(Dollars in thousands, except share and per share data)

INCOME STATEMENT DATA:
Revenues	$35,715	$33,385	$133,232	$116,906

Operating expenses:
Voyage expenses	1,490	1,243	4,710	4,287
Vessel operating expenses	5,881	5,885	20,903	15,135
General and administrative expenses	2,073	2,522	8,882	4,937
Management fees	392	344	1,439	1,479
Depreciation and amortization	7,341	6,555	26,978	22,322
Total operating expenses	17,177	16,549	62,912	48,160

Operating income	18,538	16,836	70,320	68,746

Other expense:
Income from derivative instruments	107	-	108	-
Interest income	1,049	489	3,129	1,084
Interest expense	(3,176)	(2,185)	(10,035)	(15,348)
Other expense:	(2,020)	(1,696)	(6,798)	(14,264)

Net income	$16,518	$15,140	$63,522	$54,482

Adjusted net income(1)	$16,518	$15,140	$63,522	$58,585

Earnings per share - basic	$0.65	$0.60	$2.51	$2.91

Adjusted earnings per share - basic	$0.65	$0.60	$2.51	$3.12

Earnings per share - diluted	$0.65	$0.60	$2.51	$2.90

Weighted average shares outstanding - basic	25,302,154	25,260,000	25,278,726	18,751,726

Weighted average shares outstanding - diluted	25,390,662	25,273,762	25,351,297	18,755,195

			December 31, 2006	December 31, 2005
BALANCE SHEET DATA:
Cash			$73,554	$46,912
Current assets, including cash			88,118	49,705
Total assets			578,262	489,958
Current liabilities, including current portion of long-term debt			15,173	5,978
Total long-term debt, including current portion			211,933	130,683
Shareholders' equity			353,533	348,242

			Twelve Months Ended December 31, 2006	Twelve Months Ended December 31, 2005

Net cash provided by operating activities			$90,068	$88,230
Net cash used in investing activities			(82,840)	(268,072)
Net cash provided by financing activities			19,414	219,323

	Three Months Ended	Three Months Ended	Twelve Months Ended	Twelve Months Ended
	December 31, 2006	December 31, 2005	December 31, 2006	December 31, 2005
FLEET DATA:	(unaudited)
Total number of vessels at end of period	20	17	20	17
Average number of vessels (2)	18.7	16.9	17.4	14.8
Total ownership days for fleet (3)	1,722	1,551	6,363	5,396
Total available days for fleet (4)	1,675	1,551	6,283	5,388
Total operating days for fleet (5)	1,668	1,543	6,237	5,345
Fleet utilization (6)	99.6%	99.5%	99.3%	99.2.%

AVERAGE DAILY RESULTS:
Time charter equivalent (7)	$20,435	$20,725	$20,455	$20,903
Daily vessel operating expenses per vessel (8)	3,415	3,794	3,285	2,805

	Three Months Ended	Three Months Ended	Twelve Months Ended	Twelve Months Ended
	December 31, 2006	December 31, 2005	December 31, 2006	December 31, 2005
	(Dollars in thousands)		(Dollars in thousands)
EBITDA Reconciliation:	(unaudited)
Net Income	$16,518	$15,140	$63,522	$54,482
+ Net interest expense	2,127	1,696	6,906	14,264
+ Depreciation and amortization	7,341	6,555	26,978	22,322
+ Amortization of nonvested stock compensation	255	277	1,589	277
+ Amortization of value of time charter acquired	466	398	1,850	398
EBITDA(9)	26,707	24,066	100,845	91,743

(1) Adjusted net income is presented to provide additional information, in the opinion of management, with respect to the Company's ability to compare from period to period its operations without the non-cash $4.1 million charge to write-off deferred financing costs associated with the retirement of the original credit facility. While adjusted net income is used by management as a measure of the operating performance, it is not necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculations. Adjusted net income should not be considered an alternative to net income or other performance measurements under accounting principles generally accepted in the United States of America.

(2) Average number of vessels is the number of vessels that constituted our fleet for the relevant period, as measured by the sum of the number of days each vessel was part of our fleet during the period divided by the number of calendar days in that period.

(3) We define ownership days as the aggregate number of days in a period during which each vessel in our fleet has been owned by us. Ownership days are an indicator of the size of our fleet over a period and affect both the amount of revenues and the amount of expenses that we record during a period.

(4) We define available days as the number of our ownership days less the aggregate number of days that our vessels are off-hire due to scheduled repairs or repairs under guarantee, vessel upgrades or special surveys and the aggregate amount of time that we spend positioning our vessels. Companies in the shipping industry generally use available days to measure the number of days in a period during which vessels should be capable of generating revenues.

(5) We define operating days as the number of our available days in a period less the aggregate number of days that our vessels are off-hire due to unforeseen circumstances. The shipping industry uses operating days to measure the aggregate number of days in a period during which vessels actually generate revenues.

(6) We calculate fleet utilization by dividing the number of our operating days during a period by the number of our available days during the period. The shipping industry uses fleet utilization to measure a company's efficiency in finding suitable employment for its vessels and minimizing the number of days that its vessels are off-hire for reasons other than scheduled repairs or repairs under guarantee, vessel upgrades, special surveys or vessel positioning.

(7) We define TCE rates as our net voyage revenue (voyage revenues less voyage expenses) divided by the number of our available days during the period, which is consistent with industry standards. TCE rate is a common shipping industry performance measure used primarily to compare daily earnings generated by vessels on time charters with daily earnings generated by vessels on voyage charters, because charterhire rates for vessels on voyage charters are generally not expressed in per-day amounts while charterhire rates for vessels on time charters generally are expressed in such amounts.

(8) We define daily vessel operating expenses to include crew wages and related costs, the cost of insurance expenses relating to repairs and maintenance (excluding drydocking), the costs of spares and consumable stores, tonnage taxes and other miscellaneous expenses. Daily vessel operating expenses are calculated by dividing vessel operating expenses by ownership days for the relevant period.

(9) EBITDA represents net income plus net interest expense, income tax expense, depreciation and amortization, amortization of nonvested stock compensation, and amortization of the value of time charter acquired. EBITDA is included because it is used by management and certain investors as a measure of operating performance. EBITDA is used by analysts in the shipping industry as a common performance measure to compare results across peers. Our management uses EBITDA as a performance measure in consolidating internal financial statements and it is presented for review at our board meetings. EBITDA is also used by our lenders in certain loan covenants. For these reasons, we believe that EBITDA is a useful measure to present to our investors. EBITDA is not an item recognized by U.S. GAAP and should not be considered as an alternative to net income, operating income or any other indicator of a company's operating performance required by U.S. GAAP. EBITDA is not a source of liquidity or cash flows as shown in our consolidated statement of cash flows. The definition of EBITDA used here may not be comparable to that used by other companies.

Genco Shipping & Trading Limited’s Fleet

Our fleet, excluding the Genco Glory due to its pending sale, currently consists of seven Panamax, seven Handymax and five Handysize drybulk carriers with an aggregate carrying capacity of approximately 988,000 dwt. All of the vessels in our fleet were built in Japanese shipyards with a reputation for constructing high-quality vessels. Our fleet contains four groups of sister ships, which are vessels of virtually identical sizes and specifications. We believe that maintaining a fleet that includes sister ships reduces costs by creating economies of scale in the maintenance, supply and crewing of our vessels. As of December 31, 2006, and excluding the Genco Glory, the average age of our fleet was 8.9 years, as compared to the average age for the world fleet of approximately 15.6 years for the drybulk shipping segments in which we compete. All of the vessels in our fleet are currently on long-term time charters with an average remaining life of approximately 7.5 months as of January 31, 2007.

Vessel	Charterer	Charter Expiration (1)	Time Charter Rate (2)

Panamax Vessels
Genco Beauty	Cargill	March 2007	$29,000
Genco Knight	BHP	March 2007	29,000
Genco Leader	AS Klaveness	December 2008	25,650(3)
Genco Trader	Baumarine AS	October 2007	25,750(3)
Genco Vigour	BHP	March 2007	29,000
Genco Acheron	Global Maritime Investments Ltd.	March 2007	28,500
	STX Pan Ocean	January 2008	30,000 (4)
Genco Surprise	Cosco Bulk Carrier Co., Ltd.	November 2007	25,000
Handymax Vessels
Genco Success	KLC	January 2008	24,000
Genco Commander	A/S Klaveness	October 2007	19,750
Genco Carrier	DBCN Corporation Pacific Basin Chartering Ltd.	March 2007 January 2008	24,000 24,000(4)
Genco Prosperity	DS Norden	March 2007	23,000
Genco Wisdom	HMMC	November 2007	24,000
Genco Marine	NYK Europe	March 2007 February 2008	18,000(5) 24,000
Genco Muse	Qatar Navigation QSC	September 2007	26,500(6)
Handysize Vessels
Genco Explorer	Lauritzen Bulkers	July 2007	13,500
Genco Pioneer	Lauritzen Bulkers	August 2007	13,500
Genco Progress	Lauritzen Bulkers	August 2007	13,500
Genco Reliance	Lauritzen Bulkers	July 2007	13,500
Genco Sugar	Lauritzen Bulkers	July 2007	13,500

(1) The charter expiration dates presented represent the earliest dates that our charters may be terminated in the ordinary course. Under the terms of each contract, the charterer is entitled to extend time charters from two to four months in order to complete the vessel's final voyage plus any time the vessel has been off-hire.
(2) Time charter rates presented are the gross daily charterhire rates before the payments of brokerage commissions ranging from 1.25% to 5% to third parties, except as indicated for the Genco Trader and the Genco Leader in note 3 below. In a time charter, the charterer is responsible for voyage expenses such as bunkers, port expenses, agents’ fees and canal dues.
(3) The Genco Leader and the Genco Trader were delivered to the charterer for the commencement of the time charter on January 15, 2007 and December 24, 2006, respectively. For each of these vessels, the time charter rate presented is the net daily charterhire rate. There are no payments of brokerage commissions associated with these time charters.
(4) The estimated charter expiration is based on the time charter beginning in March 2007, the earliest possible termination of the previous charterer.
(5) The time charter rate was $26,000 until March 2006 and $18,000 thereafter until March 2007. For purposes of revenue recognition, the time charter contract through March 2007 is reflected on a straight-line basis in accordance with generally accepted accounting principles in the United States, or U.S. GAAP. Additionally, we have reached an agreement with the current charterer for an additional 11 to 13 months at a rate of $24,000 per day, less a 5% third-party brokerage commission.
(6) Since this vessel was acquired with an existing time charter at an above-market rate, we allocated the purchase price between the vessel and an intangible asset for the value assigned to the above-market charterhire. This intangible asset is amortized as a reduction to voyage revenues over the remaining term of the charter, resulting in a daily rate of approximately $22,000 recognized as revenues. For cash flow purposes, we will continue to receive $26,500 per day until the charter expires.

Q4 2006 Dividend Announcement

The Company’s Board of Directors declared a fourth quarter 2006 dividend of $0.66 per share payable on or about March 9, 2007 to all shareholders of record as of February 23, 2007. As previously announced, the Company plans to declare quarterly dividends to shareholders by each February, May, August and November, in amounts substantially equal to its available cash from operations during the previous quarter, less cash expenses for that quarter (principally vessel operating expenses and debt service) and any reserves the Board of Directors determines the Company should maintain. These reserves may cover, among other things: drydocking, repairs, claims, liabilities and other obligations, interest expense and debt amortization, acquisitions of additional assets and working capital. The Q4 2006 dividend of $0.66 equates to an annualized yield of 8.5% based on the closing price of Genco Shipping & Trading’s common stock as of February 7, 2007 at $31.05.

John C. Wobensmith, Chief Financial Officer, commented, “We are pleased to increase our dividend by 10% for the fourth quarter of 2006 to $0.66 per share, which is our new quarterly target rate for 2007. Our ability to increase the dividend is testimony to Genco’s significant earnings power. During the fourth quarter of 2006, we took delivery of two Panamax vessels and one Handymax vessel acquired earlier in the year, growing our fleet by 23% on a tonnage basis and expanding our leading role in the drybulk industry. As we have executed our plan to grow our fleet and distribute strong cash flows to shareholders, we also further strengthened our balance sheet to pursue additional strategic acquisition opportunities that meet our strict return criteria. With $407.8 million in total proforma liquidity and a unique dividend policy with a reserve for growth, we remain well positioned to further consolidate the industry in a prudent manner that meets our objectives related to earnings and cash flow accretion as well as return on capital.”

Forward Interest Rate Swap Agreements

On March 24, 2006, the Company, entered into a forward interest rate swap agreement with a notional amount of $50.0 million, and has a fixed interest rate on the notional amount of 5.075% from January 2, 2008 through January 2, 2013 (the “5.075% Swap”) The change in the value of this swap for this swap agreement was recognized as income or expense from derivative instruments and was listed as a component of other expense until the Company had obligations against which the swap was designated and was an effective hedge. In November 2006, the Company designated $50.0 million of the swap’s notional amount against the Company’s debt and utilized hedge accounting whereby the change in value for the portion of the swap that was effectively hedged was recorded as a component of OCI.

On March 29, 2006, the Company, entered into a forward interest rate swap agreement with a notional amount of $50.0 million and has a fixed interest rate on the notional amount of 5.25% from January 2, 2007 through January 2, 2014 (the“5.25% Swap”). The change in the value of this swap income or expense for this swap agreement was recognized as expense from derivative instruments and was listed as a component of other expense until the Company had obligations against which the swap was designated and was an effective hedge. Effective July 2006, the Company designated $32.6 million and in October 2006 designated the remaining $17.4 million of the swap’s notional amount against the Company’s debt and utilized hedge accounting whereby the change in value for the portion of the swap that was effectively hedged was recorded as a component of OCI.

For the portion of the Company debt which has been hedged and the rate differential on the swap is in effect, the total interest rate is fixed at the fixed interest rate of swap plus the applicable margin on the debt of 0.95% in the first 5 years of the New Credit Facility and 1.0% in the last five years.

About Genco Shipping & Trading Limited

Genco Shipping & Trading Limited transports iron ore, coal, grain, steel products and other drybulk cargoes along worldwide shipping routes. Genco Shipping & Trading Limited owns a fleet of 19 drybulk vessels, excluding the Genco Glory due to its pending sale, consisting of seven Panamax, seven Handymax and five Handysize vessels, with a carrying capacity of approximately 988,000 dwt.

Conference Call Announcement

Genco Shipping & Trading Limited announced that it will hold a conference call on Friday, February 9, 2006 at 10:30 a.m., Eastern Time, to discuss its 2006 fourth quarter financial results. The conference call and a presentation will be simultaneously webcast and will be available on the Company’s website, www.GencoShipping.com. To access the conference call, dial (800) 289-0548 or (913) 981-5535 and enter passcode 2917745. A replay of the conference call can also be accessed until February 23, 2007 by dialing (888) 203-1112 or (719) 457-0820 and entering the passcode 2917745. The Company intends to place additional materials related to the earnings announcement, including a slide presentation, on its website prior to the conference call.

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward looking statements are based on management’s current expectations and observations. Included among the factors that, in our view, could cause actual results to differ materially from the forward looking statements contained in this report are the following: (i) changes in demand or rates in the drybulk shipping industry; (ii) changes in the supply of or demand for drybulk products, generally or in particular regions; (iii) changes in the supply of drybulk carriers including newbuilding of vessels or lower than anticipated scrapping of older vessels; (iv) changes in rules and regulations applicable to the cargo industry, including, without limitation, legislation adopted by international organizations or by individual countries and actions taken by regulatory authorities; (v) increases in costs and expenses including but not limited to: crew wages, insurance, provisions, repairs, maintenance and general and administrative expenses; (vi) the adequacy of our insurance arrangements; (vii) changes in general domestic and international political conditions; (viii) changes in the condition of the Company’s vessels or applicable maintenance or regulatory standards (which may affect, among other things, our anticipated drydocking or maintenance and repair costs) and unanticipated drydock expenditures; (ix) the fulfillment of the closing conditions under the Company’s agreement to sell the Genco Glory; and other factors listed from time to time in our public filings with the Securities and Exchange Commission, including, without limitation, our Annual Report on Form 10-K for the year ended December 31, 2006, our Quarterly Reports on Form 10-Q, and our reports on Form 8-K. Our ability to pay dividends in any period will depend upon factors, including the limitations under our loan agreements, applicable provisions of Marshall Islands law and the final determination by the Board of Directors each quarter after its review of our financial performance. The timing and amount of dividends, if any, could also be affected by factors affecting cash flows, results of operations, required capital expenditures, or reserves. As a result, the amount of dividends actually paid may vary.